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MASSEY ENERGY CORPORATION

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ISS RECOMMENDS SUPPORT FOR DANIEL LOEB ON WHITE PROXY CARD

Board Change is Warranted at Massey Energy Says ISS

Dear Fellow Massey Energy Stockholder:

          We would like to thank the many stockholders who have taken time to speak with us over the past three weeks.  After many conversations with fellow stockholders and other interested parties, including analysts, industry experts, vendors and former employees of Massey Energy, in our view one thing is clear – The time for change at Massey Energy is now!

          In fact, just recently Institutional Shareholder Services, Inc. (“ISS”), a leading provider of voting and corporate governance services, recommended that Massey stockholders support Daniel Loeb and vote on Third Point’s WHITE proxy card. As important as the recommendation itself are the reasons given by ISS.  Echoing what we have been saying since we began soliciting proxies, ISS cited the many issues facing the company and concluded:

“We note that the combination of the financial, strategic and governance issues facing the company may be depressing the company’s valuation.  MEE trades at a discount to its peers using various valuation metrics.  Based on the factors discussed above, on balance we conclude that board change is warranted at MEE.”[1]

          We Urge Stockholders to Vote “FOR” Daniel Loeb and Todd Swanson by Signing, Dating and Mailing the WHITE Proxy Card Today.

THE FACTS ABOUT SHARE REPURCHASES

          After speaking with many of you, we believe one misconception in the marketplace is that Third Point would like to leverage the company with debt by increasing the company stock buyback to $1.5 billion.  This simply is not true. Because of the recent production and earnings guidance shortfalls, we believe a stock buy-back of $1.5 billion is currently not in the best interests of Massey Energy stockholders.  However, based upon analysts’ consensus EBITDA estimates as compiled by Reuters, the Company should conservatively be able to  support a prudent amount of additional leverage to fund share repurchases.  When used judiciously, leverage is an important tool that can be used by the board of directors to significantly improve returns to shareholders, particularly when used to repurchase shares ahead of increasing free cash flow.

OUR COMMITMENT

          If elected, our nominees will be strong advocates for change at Massey Energy.  We believe that Massey Energy has great potential and, while we cannot effect change alone, our highly qualified director nominees, if you elect them, will focus their efforts on maximizing stockholder value.  Since we began our campaign to enhance stockholder value, we have already seen change for the better: the company initiated a stock-buyback program after we publicly demanded one and, after we criticized its delayed timing, the company announced that it is accelerating a portion of that buyback.

          Outside observers have commented favorably on our efforts:

In its recent Massey analyst report, Raymond James has said:

“Given the recent performance of the stock and earnings results relative to guidance, it would not be all that surprising to see Third Point win the necessary votes to get elected to the board. Accordingly, the next few weeks could get interesting for current shareholders as there may finally be a catalyst to move the stock.”[2]

And Institutional Shareholder Services (ISS) wrote in its latest report:

“The recent financial and operational performance of the company and the dissidents’ skill sets establishes both the need for change and the dissidents’ ability to effect change.  After reviewing the facts and circumstances as outlined [in our report], we believe that shareholders would be best served by voting for Mr. Loeb on the WHITE proxy card.”[3]

          We can not effect change alone.  We need your support to continue our efforts to maximize stockholder value.  Please vote “FOR” both Daniel Loeb and Todd Swanson on the WHITE proxy card.

          We look forward to further communications with fellow stockholders.  If you have any questions please do not hesitate to call us directly.  You may also call D.F. King & Co., Inc., which is assisting us, at (800) 769-7666.

          Thank you for your interest and support.

Very truly yours,

Daniel S. Loeb	Todd Q. Swanson

[1]	Institutional Shareholder Services, Inc. “US Proxy Advisory Services”, published May 3, 2006. Consent to use the above quotation has neither been sought from, or given by, the author.

[2]	Raymond James & Associates, Inc. analyst report, published May 1, 2006. Consent to use the above quotation has neither been sought from, or given by, the author.

[3]	Institutional Shareholder Services, Inc. “US Proxy Advisory Services”, published May 3, 2006. Consent to use the above quotation has neither been sought from, or given by, the author.